For Immediate Release

                 E-XACT ANNOUNCES AGREEMENT WITH ACS FOR ON-LINE
                     MERCHANT ACCOUNT APPLICATION PROCESSING

            SPEEDY MERCHANT(TM) TO PROVIDE REAL-TIME CREDIT DECISIONS

Lakewood, CO, September 20, 2000 - E-xact Transactions Ltd. (CDNX: EXZ.U), a leader in the secure movement of real-time, mission critical financial information, announced it has executed an agreement with ACS Merchant Services, the 25th largest credit card acquirer in North America, to provide automated merchant account application processing services for their internal and external sales channels using E-xact's Speedy Merchant(TM) service.

Speedy Merchant is an on-line application service with real-time credit and risk assessment, decisioning, and set-up of merchant accounts. The service is customizable to an acquirer's business rules, and provides connectivity with various third party credit and risk service bureaus for real-time assessment. Built in a Windows environment, Speedy Merchant is easy to use and offers private labeling for clients interested in brand extension. Providing an automated means of collecting and transmitting complete applications, clients are ensured a single point of input from any sales location into their credit systems.

"We are excited to be implementing a private label product like Speedy Merchant. The flexibility of E-xact's product will make it easier than ever to submit an application and receive a real-time response. We look forward to utilizing the expertise of E-xact Transactions, Ltd. to provide this solution to our customers" said John Peterson, Senior Vice President of Information Systems for ACS Merchant Services.

By using E-xact's automated application processing service, ACS will be able to take advantage of an on-line tool that provides a secure, flexible, automated solution for processing merchant account applications without the need for change to internal credit policies or rules.

"We are very proud of our accomplishment of developing such a value-added service for the credit card acquiring industry, and equally proud of the opportunity to work with such a respected name in the industry as ACS Merchant Services" said Ted Henderson, President and CEO of E-xact Transactions. "Partners using our Speedy Merchant service can generate dramatic bottom line results through increased revenues from greater sales efficiencies and can consider the impact of automation within their credit operations."


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ABOUT E-XACT TRANSACTIONS, LTD.

With customers throughout the U.S. and Canada, E-xact Transactions specializes in the secure, real-time movement of mission critical financial information. E-xact offers its clients an on-line service for real-time assessment and decisioning for automated processing of merchant account applications through Speedy Merchant. E-xact also provides real-time transaction processing services for IP based points-of-sale. E-xact's popular online transaction software offers a robust e-commerce solution for companies selling goods and services in a variety of settings. Built with flexible architecture, E-xact's services can be easily integrated into a wide range of platforms and include a suite of browser-based, value-added reporting tools that enable clients to better analyze and manage their businesses in real time.

Founded in Vancouver in 1998, E-xact Transactions Ltd. re-domiciled to the state of Delaware in July of 1999 and established U.S. headquarters in Lakewood, CO in December of 1999. E-xact continues to operate its international office in Vancouver. Public trading of its common stock commenced in March 2000 on the Canadian Venture Exchange (CDNX:EXZ.U).

ABOUT ACS MERCHANT SERVICES

Founded in 1995, ACS Merchant Services, Inc. is led by Chairman/CEO Thomas Rouse and President Rusty Shaffer. Recently, GTCR Fund VII recapitalized ACS Merchant Services, Inc. (ACSMS), one of the nation's fastest growing processors of credit and debit transactions, with a commitment of more than $100 million. ACSMS will soon be changing its name to TransFirst. One of the largest providers of merchant bankcard services to community banks across the United States, TransFirst processed $2.35 billion in annual credit card volume in the fiscal year ending June 30, 2000. The company employs more than 100 people at its Boulder, CO headquarters and serves nearly 400 community banks and 35,000 merchant customers around the United States.

CONTACTS:

Stephanie Fischer, E-xact Transactions, Ltd., (303) 716-7090 x204 Rusty Shaffer, TransFirst Inc., (303) 402-8109